Exhibit 99.4

                     [GRAPHIC OMMITTED - GEMSTAR TV GUIDE]

Stephen H. Kay
E.V.P.& General Counsel

                                                                 August 29, 2003


VIA FACSIMILE AND FEDERAL EXPRESS

Board of Directors of Youbet.com, Inc.
c/o Victor Gallo, General Counsel
Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 93637

Dear Sirs:

         This is to advise you that Gemstar-TV Guide International, Inc. believes that the proposed amendments to Youbet's certificate of incorporation and by-laws, as set forth in Youbet's definitive proxy statement dated August 25, 2003, violate the terms of certain agreements between Youbet and ODS Technologies, L.P. ("TVG"), a subsidiary of Gemstar. Unless these proposed amendments are withdrawn promptly, TVG intends to vigorously enforce its rights under these agreements to the fullest extent possible. Furthermore, we are simply astonished that in today's corporate governance environment, Youbet's Board of Directors would approve the issuance of a proxy statement that fails to disclose the impact that these proposals would have on TVG's rights and the potential exposures that such action creates for Youbet.

                  As you are aware, TVG holds a warrant that upon exercise will result in TVG owning 51% of the outstanding common stock of Youbet and the right to receive additional shares upon exercise of options and other rights outstanding at the date of exercise. In addition, pursuant to the Warrant and the Warrant Issuance Agreement, upon exercise of the Warrant, Youbet is obligated to permit TVG to designate 60% of the number of members of Youbet's Board of Directors. Various provisions of the Warrant and Warrant Issuance Agreement currently obligate Youbet to refrain from taking any action that has the purpose or effect of frustrating the rights granted to TVG thereunder. Furthermore, a material breach of the Warrant or the Warrant Issuance Agreement also would cause a breach of the License and Content Agreement.

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
                6922 Hollywood boulevard, los angeles, ca, 90028

                  In disregard of TVG's clear rights to obtain a controlling interest in Youbet upon exercise of the Warrant, Youbet is now seeking approval of its stockholders to entrench management and the Board and deny TVG the bargained for benefits of majority stock ownership by classifying its Board of Directors and creating supermajority approval requirements. In addition, adoption of these proposals would fundamentally change the economics of the transactions between TVG and Youbet to the detriment of TVG.

                  When our objections were raised with Charles Champion, Youbet's Chairman and CEO, we were informed that Youbet did not intend to violate or impede TVG's rights under these agreements in any way. Since August 25, the date of the last conversation between Mark Wilson, CEO of TVG, and Mr. Champion, we have not received a response from Mr. Champion and have not been made aware of any action taken by Youbet to withdraw or modify these stockholder proposals. Moreover, Youbet's proxy statement seeks to describe the stockholder proposals as appropriate "anti-takeover" measures. How these proposals can be presented in such a simplistic fashion, without any reference to the TVG agreements or the rights of TVG thereunder, is incomprehensible. The timing of these proposals, a mere six months prior to the stated expiration date of the Warrant (the time period in which Gemstar must make its investment decision as to whether or not to exercise the Warrant), indicates without question the purpose behind these proposals.

                  TVG is already a large stockholder in Youbet and its largest supplier of content, patent and wagering rights. These relationships were formed by TVG in good faith and TVG has consistently been more than reasonable in its dealings with Youbet. The Board's actions in unanimously approving these stockholder proposals and submitting them to stockholders without regard to TVG's objections, its rights under the Warrant and Warrant Issuance Agreement and the value of its continuing relationship with TVG, have put TVG's continued business relationship with Youbet in serious jeopardy. In fact, Mr. Champion represented to Mr. Wilson that Youbet's Board approved the inclusion of the proposed amendments with the understanding that upon exercise of the Warrant, the Youbet Board composition would immediately be changed. We do not find any indication that such is the case either in the proposed amendments or the accompanying proxy statement.

                  Unless these stockholder proposals are withdrawn, or modified in a manner acceptable to Gemstar and which does not result in the potential or actual violation of TVG's protective provisions in such agreements nor places any restrictions or limitations on the benefits afforded to TVG by such agreements, TVG intends to vigorously pursue all of its available rights and remedies.

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
                6922 Hollywood boulevard, los angeles, ca, 90028

                   In the event that Youbet has not provided TVG with written confirmation of its intent to withdraw or modify the stockholder proposals by the close of business on Wednesday, September 3, 2003, we will assume that Youbet is proceeding as stated in the proxy statement and we will respond accordingly. If Youbet intends to modify the stockholder proposals, rather than withdrawing them, Youbet should immediately advise us of any proposed changes to the charter and by-law amendments and proxy statement, so that we can review them in advance.


                                  Yours truly,



                                  Stephen H. Kay, Esq.
                                  Executive Vice President and General Counsel



Cc:    Jeff Shell, Chief Executive Officer
       Gemstar-TV Guide International, Inc.

       Mark Wilson, President and CEO
       ODS Technologies, L.P.






                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
                6922 Hollywood boulevard, los angeles, ca, 90028